Exhibit 99.2j(i)
LaSalle Bank National Association

Mailing Address: 540 West Madison Street Chicago, IL 60661

Custodial Agreement

Agreement dated as of April 30, 2008 between LaSalle Bank National Association (the "Custodian") and the DMR Mortgage Opportunity Fund LP(the "Customer").

1.             Employment of Custodian. The Customer hereby employs the Custodian as custodian of all assets of the Customer which are delivered to and accepted by the Custodian (the "Property") pursuant to the terms and conditions set forth herein. For purposes of this Agreement, "delivery" of Property shall include the acquisition of a security entitlement (as that term is defined in the Illinois Uniform Commercial Code ("UCC")) with respect thereto. Without limitation, such Property shall include stocks and other equity interests of every type, evidences of indebtedness, other instruments representing same or rights or obligations to receive, purchase, deliver or sell same and other non-cash investment property of the Customer ("Securities") and cash from whatever source and in whatever currency ("Cash"), provided that the Custodian shall have the right, in its sole discretion, to refuse to accept as Property any property that the Custodian considers not to be appropriate or in proper form for deposit for any reason. The Custodian shall not be responsible for any property of the Customer held or received by the Customer or others and not delivered to and accepted by the Custodian or any of its Sub-custodians (as that term is defined in Section 4 below) as hereinafter provided.

2.             Custody Account. The Custodian agrees to establish and maintain one or more custody account(s) on its books in the name of the Customer (the "Account") for any and all Property consisting of Securities from time to time received and accepted by the Custodian or any of its Sub-custodians for the Customer. Such initial account(s) shall be listed on Exhibit A attached hereto, which list shall be updated and distributed to the Customer from time to time. Any and all Property consisting of Cash from time to time received and accepted by the Custodian or any of its Sub-custodians for the account of the Customer shall be credited to the Account on the books of the Custodian. The Customer acknowledges its responsibility as a principal for all of its obligations to the Custodian arising under or in connection with this Agreement, notwithstanding that it may be acting on behalf of other persons, and warrants its authority to deposit in the Account, any Property received therefor by the Custodian or its Sub-custodian and to give, and authorize others to give, instructions relative thereto pursuant to the terms of this Agreement. The Customer further agrees that the Custodian shall not be subject to, nor shall its rights and obligations under this Agreement or with respect to the Account, be affected by, any agreement between the Customer and any other person to which the Custodian is not a party.

The Custodian shall hold, keep safe and protect as custodian for the Account, on behalf of the Customer, all Property in the Account and to the extent such Property constitutes financial assets for purposes of the UCC, shall maintain those financial assets as security entitlements in favor of the Customer. Except as may otherwise be provided herein in respect of Securities issued outside the United States and collections of income in a currency other than United States dollars, all transactions involving the Property shall be executed or settled solely in accordance with Instructions (as that term is defined in Section 9), except that until the Custodian receives Instructions to the contrary, the Custodian will:

(a)	collect all interest and dividends and all other income and payments, whether paid in cash or in kind, on the Property, as the same become payable and credit the same to the Account;

(b)
present for payment all Securities held in the Account which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation to the extent that the Custodian is actually aware of such opportunities and credit the cash received to the Account;

(c)
(i) exchange Securities where the exchange is purely ministerial and no exercise of discretion is required (including, without limitation, the exchange of temporary securities for those in definitive form and the exchange of warrants, or other documents of entitlement to securities, for the Securities themselves); and (ii) when notification of a tender or exchange offer (other than ministerial exchanges described in (i) above) is received for the Account, forward such Instructions to the Customer, provided, however, that if such Instructions are not received in time for the Custodian to take timely action, no action shall be taken with respect thereto;

(d)	execute in the Customer's name for the Account, whenever the Custodian deems it appropriate, such ownership and other certificates as may be required to obtain the payment of income from the Property;

(e)	appoint brokers and agents for any of the ministerial transactions involving the Securities described in (a) - (d), including without limitation, affiliates of the Custodian or any Sub-custodian; and

(f)	distribute or invest cash received in the Account as Principal and Interest per the standing instructions attached hereto as Exhibit B-1 and Exhibit B-2 unless otherwise instructed by the Customer.

Notwithstanding any other provisions contained herein or in any Instructions to the contrary, the Customer agrees that all cash amounts received in the Account will be disbursed or invested per the standing instructions provided by the Customer attached hereto as Exhibit B-1 and Exhibit B-2 on the next succeeding Business Day (including proceeds from the sale of securities). The Customer can also instruct the Custodian to make one-time disbursements by providing Instructions in the form of Exhibit I attached hereto. The Custodian shall deliver, subject to Section 9 below, any and all Property in the Account in accordance with Instructions and, in connection therewith, the Customer will accept delivery of Securities of the same class and amount in place of those contained in the Account. "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required to by law to close.

3.            Records, Ownership of Property and Statements. The ownership of the Property, whether maintained directly by the Custodian or indirectly through a Sub-custodian or a Securities System (as that term is defined in Section 4) in which the Custodian participates, shall be clearly recorded on the Custodian's books as belonging to the Account and not for the Custodian's own interest. The Custodian shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions for the Account. All accounts, books and records of the Custodian relating to the Account shall be open, upon reasonable notice at its offices in Chicago, Illinois, from the Customer to the Custodian, to inspection and audit at reasonable frequencies and times during normal business hours by the Customer or its agents.

Subject to the election of the Customer as hereinafter provided, the Custodian will supply to the Customer on a monthly basis, a statement in respect to any Property in the Account maintained by the Custodian or by a Sub-custodian. In the absence of the filing in writing with the Custodian by the Customer of exceptions or objections to any such statement within sixty (60) days of the delivery thereof, the Customer shall be deemed to have approved such statement; and in such case or upon written approval of the Customer of any such statement, such statement shall be presumed to be correct for all purposes with respect to all information set forth therein. In addition, the Customer understands that it has the option to elect to participate in the Custodian's Trust View Express (web) and Cash Pro Web products which can provide the Customer, on a daily basis, with the ability to view on-line or to print on hard copy (the "Electronic On-Line System): (i) all transactions involving the delivery in and out of the Account on a free or payment basis; (ii) payments of principal and interest; (iii) pending transactions (excluding outgoing wires); and (iv) Securities and cash in the Account together with market values thereof. The Customer agrees that its receipt of online statements and all other related online communications will satisfy all of LaSalle's existing legal and contractual obligations to provide statements and reports with respect to the Customer's Account. Access to the Custodian's Trust View Express (web) and Cash Pro Web products will be made available to the Customer upon (i) the delivery by the Customer to the Custodian of a completed Trust Account Web Access Enrollment Form in the form attached hereto as Exhibit K-1 and (ii) the execution and delivery by the Customer to the Custodian of the Trust Web Site Services Agreement in the form attached hereto as Exhibit K-2.

4.           Sub-custodians and Securities Systems. The Customer authorizes and instructs the Custodian to maintain the Property in the Account directly in one of its branches or indirectly through custody accounts which have been established by the Custodian with the following other securities intermediaries: (a) another bank or trust company or branch thereof located within or outside of the United States (individually, a "Sub-custodian"), or (b) a securities depository or clearing agency or system in which the Custodian or Sub-custodian participates (individually, a "Securities System"). The Custodian shall select in its sole discretion the entity or entities in the custody of which any of the Securities may be so maintained or with which any Cash may be so deposited. The Custodian may, at any time in its discretion, upon written notification to the Customer, terminate the employment of any Sub-custodian or Securities System.

5.           Holding of Securities, Nominees, etc. Securities in the Account which are maintained by the Custodian or any Sub-custodian may be held directly by such entity in the name of the Customer or in bearer form or maintained, in the Custodian's or the Sub-custodian's own name, in the name of the Custodian's or Sub-custodian's nominee. Securities which are maintained through a Sub-custodian or are eligible for deposit in a Securities System as provided above may be maintained with the Sub-custodian or the Securities System in an account for the Custodian's or Sub-custodian's customers. Securities maintained with the Securities System shall be maintained subject to the rules of that Securities System governing the rights and obligations among the Securities System and its participants.

6.           Proxies, etc. If the Custodian shall receive any proxies, notices, reports or other communications relative to any of the Securities in the Account, the Custodian shall as soon as practicable transmit to the Customer, or notify the Customer of the receipt of, such proxies, notices, reports or other communications. At the direction of the Customer, the Custodian, or its nominees or agents, shall vote upon or in respect of the Securities in the Account, execute any form of proxy to vote thereon, or give any consent or take any similar action with respect thereto. In the absence of such direction from the Customer, the Custodian shall have no obligation to take any of the foregoing actions in respect of the Securities in the Account.

7.           Settlement Procedures. Domestic Delivery Instructions for the Custodian are attached hereto as Exhibit H.

(a)            The proceeds from the sale or exchange of Securities will be credited and the cost of such Securities purchased or acquired will be debited to the Account. If the Customer has directed the Custodian to disburse cash received into the Account, proceeds from the sale of a Security will remain in the Account until the following Business Day. If the Customer has directed the Custodian to invest cash received into the Account, proceeds from the sale of a Security will be invested by the Custodian in the manner directed by the Customer on the Business Day on which such proceeds are received, or, to the extent that such proceeds are received after the cut-off time for the selected investment, on the following Business Day. Settlement and payment for Securities received for the Account and delivery of Securities maintained for the Account may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs. The Custodian shall not be liable for any loss which results from effecting transactions in accordance with the customary or established securities trading or securities processing practices and procedures in the applicable jurisdiction or market.

(b)            Settlement of trades of assets into the Account and posting of income and principal payments into the Account will be on an actual basis. The Custodian shall not be required to comply with any Instructions to settle the purchase of any securities for the Account, unless there are sufficient immediately available funds in the Account. The Customer agrees that it will not use the Account to facilitate the purchase of securities without sufficient funds in the Account (which funds shall not include the proceeds of the sale of the purchased securities).

(c)            Securities will be transferred, exchanged or delivered by the Custodian or a Sub-custodian upon receipt by the Custodian of Instructions which include all information required by the Custodian. Settlement and payment for Securities received for the Account and delivery of Securities out of the Account may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs.

8.           Notice for Trades In order to ensure proper settlement of trades, the Custodian requires notice via email or facsimile of any upcoming trade activity 3 Business Days prior to settlement and a completed Pending Trade Notice (attached hereto as Exhibit G) shall be received no later than 1 Business Day prior to settlement date for both book entry trades and physical trades. Any Pending Trade Notice sent to the Custodian via facsimile or electronic mail from an individual listed as an Authorized Signer (attached hereto as Exhibit D) or from the operations staff of the Customer via electronic mail with a copy to an Authorized Signer, shall constitute notice of a pending trade required pursuant to this Section 8 of the Agreement. Physical sales that require the security being held by LaSalle to be split prior to the settlement date require notice at least 7 Business Days prior to the proposed settlement date and will be subject to the transfer agent's turn around time for processing splits. In the event that there are multiple trades for the same issue, a Pending Trade Notice must be completed as far as the Trade Type and Form, with an attached Excel Spreadsheet with the Security Description and all other trade information on the Notice for each bond.

9.           Instructions. The term "Instructions" means instructions from the Customer in respect of any of the Custodian's duties hereunder which have been received by the Custodian at its address set forth in Exhibit C (i) in writing in the form of either Exhibit G or Exhibit I (including, without limitation, facsimile transmission) signed by such one or more person or persons as the Customer shall have from time to time authorized to give the particular class of Instructions in question and whose name, title and specimen signature are attached hereto as Exhibit D; or (ii) which have been transmitted electronically through the Cash Pro-Web Electronic-On-Line System; or (iii) a telephonic or oral communication by one or more persons as the Customer shall have from time to authorized to give the particular class of Instructions in question and whose name is attached hereto as part of Exhibit D; or (iv) upon receipt of such other form of instructions as the Customer may from time to time authorize in writing and which the Custodian agrees to accept. Instructions in the form of oral communications shall be confirmed by the Customer in writing in the manner set forth in clause (i) above, but the lack of such confirmation shall in no way affect any action taken by the Custodian in reliance upon such oral instructions prior to the Custodian's receipt of such confirmation.

The Custodian shall have the right to assume in the absence of notice to the contrary from the Customer that any person whose name is on file with the Custodian pursuant to this Section has been authorized by the Customer to give the Instructions in question and that such authorization has not been revoked. The Custodian may act upon and conclusively rely on, without any liability to the Customer or any other person or entity for any losses resulting therefrom, any Instructions reasonably believed by it to be furnished by the proper person or persons as provided above.

10.           Standard of Care. The Custodian shall be responsible for the performance of only such duties as are set forth herein or contained in Instructions given to the Custodian which are within the scope of its duties and not contrary to the provisions of this Agreement. The Custodian will use reasonable care with respect to the safekeeping of Property in the Account and in carrying out its obligations under this Agreement. The Custodian shall not be responsible for the title, validity or genuineness of any Property or other property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon, and may conclusively rely on, without liability for any loss resulting therefrom, any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed or furnished by the proper party or parties, including, without limitation, Instructions, and shall be indemnified by the Customer for any losses, damages, costs and expenses (including, without limitation, the fees and expenses of counsel) incurred by the Custodian and arising out of any action taken or omitted by the Custodian hereunder and without gross negligence, bad faith or willful misconduct on the part of the Custodian. With respect to a Securities System, the Custodian shall only be responsible or liable for losses arising from employment of such Securities System caused by the Custodian's gross negligence, bad faith or willful misconduct. In the event of any loss to the Customer by reason of the gross negligence, bad faith or willful misconduct of the Custodian or its Sub-custodian, the Custodian shall be liable to the Customer to the extent of the Customer's actual damages at the time such loss was discovered without reference to any special conditions or circumstances. To the extent that the Custodian obtains or provides market values of Securities in the Account to the Customer, the Customer hereby acknowledges that the Custodian now obtains and will in the future obtain information on such values from outside sources which the Custodian deems to be reliable, and confirms that the Custodian does not verify nor represent or warrant either the accuracy or the completeness of any such information furnished, and the Custodian shall be without liability in selecting and using such sources and furnishing any information derived therefrom. In no event shall the Custodian be liable for any indirect, incidental, special, consequential or punitive damages. The Custodian shall be entitled to rely, and may act, on advice of counsel (who may be counsel for the Customer) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

In the event the Customer subscribes to the Electronic On-Line System, the Customer shall be fully responsible for the security of the Customer's connecting terminal, access thereto and the proper and authorized use thereof and the initiation and application of continuing effective safeguards and the Customer agrees to defend, indemnify and hold the Custodian harmless from and against any and all liabilities, losses, damages, costs, including attorneys' fees and every other expense of every nature incurred by the Custodian as a result of any improper or unauthorized use of such terminal by the Customer or by others on the Customer's premises.

All collections of funds or other property paid or distributed in respect of Securities in the Account shall be made at the risk of the Customer. Subject to the exercise of reasonable care, the Custodian shall have no liability for any loss occasioned by delay in the actual receipt of notice by the Custodian or by its Sub-custodian of any payment, redemption or other transaction regarding Securities in the Account in respect of which the Custodian has agreed to take action as provided in Section 2 hereof The Custodian shall not be liable for any loss resulting from, or caused by, acts of governmental authorities (whether de jure or de facto), including, without limitation, nationalization, expropriation, and the imposition of currency restrictions; acts of war, terrorism, insurrection or revolution; strikes or work stoppages; the inability of a local clearing and settlement system to settle transactions for reasons beyond the control of the Custodian; hurricane, cyclone, earthquake, volcanic eruption, nuclear fusion, fission, radioactivity or other acts of God.

 The Custodian shall have no liability in respect of any loss, damage or expense suffered by the Customer, insofar as such loss, damage or expense arises from the performance of the Custodian's duties hereunder by reason of the Custodian's reliance upon records that were maintained for the Customer by entities other than the Custodian prior to the Custodian's employment under this Agreement.

The provisions of this section shall survive termination of this Agreement.

11.           Investment Limitations and Legal or Contractual Restrictions or Regulations. The Custodian shall not be liable to the Customer and the Customer agrees to indemnify the Custodian and its nominees, for any loss, damage or expense suffered or incurred by the Custodian or its nominees arising out of any violation of any investment restriction or other restriction or limitation applicable to the Customer pursuant to any contract or any law or regulation. The provisions of this Section shall survive termination of this Agreement.

12.           Fees and Expenses. The Customer agrees to pay to the Custodian such compensation for its services pursuant to this Agreement, including if elected by the Customer, the Electronic On-Line System, as may be mutually agreed upon in writing from time to time and the Custodian's out-of-pocket or incidental expenses in connection with the performance of this Agreement, including (but without limitation) legal fees. The initial fee schedule is set forth in Exhibit E attached hereto. Such fees will not be abated by, nor shall the Custodian be required to account for, any profits or commissions received by the Custodian in connection with its provision of custody services under this Agreement. The Customer hereby agrees to hold the Custodian harmless from any liability or loss resulting from any taxes or other governmental charges, and any expense related thereto, which may be imposed, or assessed with respect to any Property in the Account and also agrees to hold the Custodian, its Sub-custodians, and their respective nominees harmless from any liability as record holder of Property in the Account. The Custodian is authorized to charge the Account for such items. Any fees or expenses invoiced to the Customer which become past due for ninety (90) days or longer may be deducted by the Custodian from any Cash in the Account. The provisions of this Section shall survive the termination of this Agreement.

13.           Amendment, Modifications, etc. No provisions of this Agreement may be amended modified or waived except in writing signed by the parties hereto. No waiver of any provision hereto shall be deemed a continuing waiver unless it is so designated. No failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

14.           Termination. This Agreement may be terminated by the Customer by thirty (30) days written notice or by the Custodian upon thirty (30) days' written notice; provided that notice by the Customer shall specify the names of the persons to whom the Custodian shall deliver the Securities and Cash in the Account. If notice of termination is given by the Custodian, the Customer shall, within thirty (30) days following the giving of such notice, deliver to the Custodian a written notice specifying the names of the persons to whom the Custodian shall deliver the Securities and Cash in the Account. The Custodian will deliver such

Securities and pay such Cash to the persons so specified, after payment of any undisputed fees and costs which the Custodian determines to be owed to it under this Agreement. In addition, the Custodian may in its discretion withhold from such delivery such Cash and Securities as may be necessary to settle transactions pending at the time of such delivery. If within thirty (30) days following the giving of a notice of termination by the Custodian, the Custodian does not receive from the Customer a written notice specifying the names of the persons to whom the Custodian shall deliver the Securities in the Account and to whom the Cash in the Account shall be paid, the Custodian, at its election, may deliver such Securities and pay such Cash to a bank or trust company doing business in the State of Illinois to be held and disposed of pursuant to the provisions of this Agreement, or may continue to hold such Securities and Cash until a written notice as aforesaid is delivered to the Custodian, provided that the Custodian's obligations shall be limited to safekeeping Account assets.

15.           Notices. Except as otherwise provided in this Agreement, all requests, demands or other communications between the parties or notices in connection herewith (a) shall be in writing, hand delivered or sent by registered mail, email or facsimile addressed to such address as shall have been furnished by the receiving party and attached hereto as Exhibit C and (b) shall be deemed effective when received, or, in the case of a email and facsimile, when sent to the proper number and acknowledged by a proper confirmation.

16.           Representations and Warranties.

 (a) The Customer hereby represent and warrant to the Custodian that:

(i)          the employment of the Custodian and the allocation of fees, expenses and other charges to the Account as herein provided, is not prohibited by law or any governing documents or contracts to which it is subject;

(ii)          the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise;

(iii)          this Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon it in accordance with its terms;

(iv)          it will deliver to the Custodian a duly executed Secretary's Certificate in the form of Exhibit F attached hereto or such other evidence of such authorization as the Custodian may reasonably require, whether by way of a certified resolution or otherwise; and

(v)          it will deliver to the Custodian the items identified on Exhibit J hereto or such other evidence of identity as the Custodian may reasonably require.

 (b) The Custodian hereby represents and warrants to the Customer that:

 (i) the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise;

(ii)         this Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon it in accordance with its terms; and

(iii)         it will deliver to the Customer such evidence of such authorization as the Customer may reasonably require, whether by way of a certified resolution or otherwise.

17.           Governing Law. This Agreement shall be governed by the law of the State of Illinois.

18.           Submission to Jurisdiction. To the extent, if any, to which the Customer or any of its respective properties may be deemed to have or hereafter to acquire immunity, on the ground of sovereignty or otherwise, from judicial process or proceeding to enforce this Agreement or to collect amounts due hereunder (including, without limitation, attachment proceedings prior to judgment or in aid of execution) in any jurisdiction, the Customer hereby waives such immunity and agrees not to claim the same. Any suit, action or proceeding arising out of this Agreement may be instituted in any State or Federal court sitting in the City of Chicago, State of Illinois, United States of America, and the Customer irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding was brought in an inconvenient forum. The Customer further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified air mail return receipt requested, postage prepaid, to the Customer at its address on the signature page hereof or in any other manner permitted by law, such service to become effective upon the earlier of (i) the date received as evidenced by the appropriate signature on the return receipt requested card or (ii) any earlier date permitted by applicable law. Both parties agree to waive all rights to a jury trial.

19.              Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required or requested to be disclosed by any bank or other regulatory examiner of the Custodian, Customer, or any Sub-custodian, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation. The provisions of this Section shall survive the termination of this Agreement.

20.              Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision of this Agreement.

21.             Entire Agreement. This Agreement together with any exhibits attached hereto,

contains the entire agreement between the parties relating to the subject matter hereof and supersedes any oral statements and prior writings with respect thereto.

22.            Headings. The headings of the paragraphs hereof are included for convenience of reference only and do not form a part of this Agreement.

23.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties hereto.

24.             Signature Authorization. The Customer Signatories appearing below are duly authorized officers or agents of the Customer. The Customer shall deliver to the Custodian a duly executed Secretary's Certificate in the form of Exhibit F hereto, or such other evidence of such authorization as the Custodian may reasonably require, whether by way of a certified resolution or otherwise.

25.             Successor and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors of each of the Customer and the Custodian. This Agreement shall not be assigned by a party hereto without the prior express written consent of the other party. Notwithstanding the foregoing, any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party and any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor Custodian hereunder without the execution or filing of any paper or any further act of any of the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized signatories to execute this Agreement as of the date first written above.

DMR Mortgage Opportunity Fund LP

By:	/s/ William P. Callan, Jr.
Name: William P. Callan, Jr.
Title: President

LASALLE BANK NATIONAL ASSOCIATION, as Custodian

By:	/s/ Scott Hagwell
Name: Scott Hagwell
Title: Trust Officer

Exhibit A

Account Information

Account Name	Tax Id Number	Trust Account Number
DMR Opportunity Mortgage Fund	41-22761884	711629

Federal law requires all financial institutions to obtain, verify and record information that identifies each customer for which an account is opened. This information may include, but not be limited to the customer's legal entity name, business address and tax or employer identification number.

A-1

Exhibit B-1

Standing Wire Instructions of Customer

Wire Instructions:
Bank Name: Bank of America
ABA No.:026-009-593
Account No. 375-054-2382
Acct Name. Declaration Management & Research LLC
Reference: MOF

Investment Directions:

B-1

Account No. 711629

Exhibit B-2
WIRE TRANSFER AGREEMENT

This Agreement governs all electronic funds transfers (including those made using fed wire or any other funds transfer system, and internal and international funds transfers) into and out of the accounts of (referred to herein as "you" or "your") administered by the Trust Department of LaSalle Bank N.A. (the terms "we", "our" or "us" refer to LaSalle Bank N.A.).

Processing Payment Orders. You authorize us to charge your accounts and transfer funds on your behalf, subject to the terms of this agreement. You agree to submit payment orders in accordance with our procedures as they are periodically modified. Those procedures include our standard format and cut- off hours by which we must receive a payment order if such transaction is to be made that banking day. The procedures are described in the Description of Wire Transfer Procedures delivered to you (the "Supplement"). The terms and provisions of the Supplement are incorporated into this agreement by this reference to it. You agree that we may, but are not obligated to, record and retain telephone conversations relating to the payment orders. You understand that we have no obligation to process payment orders and that we are not obligated to do so if we are unable to verify them in accordance with the Security Procedures, if they are not in our format, if we are prohibited by applicable law from processing them, if you do not have a sufficient balance of final, collected funds in your account to cover such transaction, or if we are unable to execute them due to circumstances beyond our control. We will attempt to execute cancellation and amendment instructions to payment orders, however, we will not incur any liability as a result of a failure to effect such cancellation or amendment, and if we act on a cancellation or amendment instruction, you will indemnify us from all expenses, costs, damages or other liabilities incurred by us in connection therewith.

Security Procedures. You agree to comply with, and to cause your authorized representatives to comply with, the security procedures described in the Supplement (the "Security Procedures"). The Security Procedures are designed to verify the authenticity of, and not to detect errors in, payment orders. You agree to be bound by any funds transfer payment order, whether or not authorized, issued in your name and received by us in compliance with the Security Procedures. By communicating payment orders to us, you agree that the Security Procedures are commercially reasonable. If a payment order was authorized or issued by you (or on your behalf) or you otherwise benefited from it, then you agree to be bound by that payment order, whether or not we complied with the Security Procedures. If you propose or adopt a procedure for communicating payment orders to us which varies from the Security Procedures, then you agree to be bound by any payment order, whether or not authorized, issued in your name and accepted by us in compliance with the procedure adopted or proposed by you. However, we have no obligation to accept any payment order that is not communicated to us in compliance with the Security Procedures. The Security Procedures are in addition to and do not limit or revoke the authority of any person (whether course of dealing or otherwise) to deliver payment orders in your name.

Reconciliation. You agree to notify us of any error or unauthorized payment order within fourteen (14) days from the date we notify you of execution of the payment order whether by written advice, telecopy, periodic account statement or any other means. Your failure to notify us within this period will prevent you from asserting against us a claim for lost interest on an erroneous or unauthorized payment order. Wire transfer deposits to your account will be reflected on your periodic account statement from us and you will not receive any other notice of those deposits.

Reliance on Identifying Number. You agree to be responsible for, and that we may rely on, the information contained in any payment order issued by you or on your behalf. You acknowledge that any beneficiary's bank and any receiving bank may pay or otherwise process payment orders based on the bank account or other identifying number of any bank, account or person contained in the payment order, even if it identifies a bank, account or person different from the bank, account or person identified by name. We (and any other receiving bank) may rely on the information contained in any payment order issued by you, including the account number or other identifying number of any bank, person or account, even if that number does not correspond to the bank, person or account identified by name.

Payments. You agree to pay our fees in connection with processing payment orders in accordance with our fee schedule as it may be periodically changed. You also agree to pay us the amount of each payment order communicated to us in your name. Unless other arrangements are made, your account will automatically be debited for the amount of such fees and payments.

Governing Law; Change in Terms. Illinois law will govern the transactions contemplated by this agreement. You agree to be bound by the rules of all applicable funds transfer systems. We may change the terms of this Agreement and the Supplement at any time by notifying you of such change. You may add or delete authorized persons by sending a properly authorized written notice to us. We will act on your request within a reasonable time after receiving that notice.

Provisional Payment. All credits to your accounts for funds transfers which we receive are provisional until we receive final settlement for the funds according to the rules of the funds transfer system by which the funds have been transmitted. You acknowledge and agree that we are entitled to a refund of the amount credited to your account for a transfer if we do not receive final settlement.

Limits on Liability; Indemnity. Our liability to you for any loss or damage arising from or related to this agreement or any payment order will be limited to (i) direct damages incurred by you attributable to our bad faith or willful misconduct and (ii) interest losses you incur as a result of our failure to exercise ordinary care resulting in our failure to execute, delay in executing or damages including indirect, consequential or special damages. We will not be liable for any failure to carry out, or delay in carrying out, any of our obligations under the agreement if that failure or delay results from any cause beyond our reasonable control. We will have no liability for any act or failure to act by any other financial institution or third party, including funds transfer systems, or for any inaccuracy or omission in a notice of communication received from another financial institution or third party. You agree to indemnify and hold us harmless from and against any and all claims, loss, liability or expenses, including reasonable attorneys' fees and court costs, resulting directly or indirectly from (i) our compliance with or carrying out any instructions or request (including any payment order) which identifies you as originator, whether or not authorized, if such instruction or request is accepted by us in good faith and in accordance with the Security Procedures and (ii) our refraining from executing a payment order after reasonable efforts to verify it have failed, or in delaying execution until verification is obtained; however, you will not be required to indemnify us against damages attributable to our own gross negligence or willful misconduct. The provisions of this paragraph will survive termination of the agreement.

Notices. Notices from us will be sent to your address as it appears on our records at that time and will be effective when received or 5 days after being mailed by U.S. mail, whichever is earlier. Notices to us should be sent to your trust account officer at LaSalle Bank N.A., 135 S. LaSalle Street, Chicago, Illinois 60603, and will be effective when we have actually received and had a reasonable time to act upon them. You agree that we may rely on any notices or instructions sent to us by telecopy/facsimile as though they are originals.

Agreed to as of April 30, 2008

_____________________________________________________________

By:  /s/ William P. Callan, Jr.

Name: William P. Callan., Jr

Title: President, CEO

By:

Name:

Title:

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Exhibit K-2

Trust Web Site Services Agreement

DMR Mortgage Opportunity Fund LP ("Client") enters into this Trust Web Site Services Agreement ("Web Site Agreement") with LaSalle Bank National Association ("LaSalle") to permit Client to access the online trust services selected by Client on the Trust Web Site Services Enrollment Form ("Online Trust Services"). Online Trust Services can be accessed through the LaSalle web site located at www.lasallebank.com.

1.     Conditions of Use

Client agrees that use of Online Trust Services is subject to the terms of the Disclaimer posted on the LaSalle web site and the Web Site Agreement (collectively "Terms"), as they may be amended, and applicable laws and regulations. The Terms are binding on Client, its employees, agents and successors.

2.     The Service

Only those accounts designated by the Client on the Trust Web Site Services Enrollment Form ("Accounts") and approved by LaSalle may be accessed through Online Trust Services. Client and its Designated Agents may use Online Trust Services to access account and other information on Accounts based on the Online Trust Services selected by the Client on the Trust Web Site Services Enrollment Form. Account information accessible through Online Trust Services is at the sole discretion of LaSalle and may change at any time. Although Online Trust Services is intended to provide accurate and timely information, the information obtained through Online Trust Services may not be accurate, complete or current and may include technical inaccuracies or typographical errors. Additionally, this information is prepared with, or based on, information received from one or more third parties. Client should verify all information before relying on it and decisions based on this information are Client's sole responsibility. Client should contact LaSalle for additional information.

For purposes of this Agreement, the Client's Designated Agents are those individuals and/or entities designated and authorized by the Client to access the Online Trust Services and the Client account information and statements provided under this Agreement. The Client may appoint Designated Agents on Exhibit A or by other written authorization acceptable to LaSalle. Client is solely responsible for updating LaSalle of any modifications in or terminations of its Designated Agents.

Accounts remain subject to applicable laws, regulations, rules and other agreements furnished to the Client in connection with the Accounts. LaSalle reserves the right to restrict use of Online Trust Services for one or more types of Accounts or transactions and to impose other limits or restrictions. Clients can only obtain information through Online Trust Services for those Accounts that they are authorized to access.

3.     Security/Password

Client agrees to safeguard Client's user identification code(s) ("ID") and password(s) ("Password") to access Online Trust Services, either issued to Client by LaSalle or chosen by Client. Client agrees not to give or make available Client's ID and Password to any unauthorized individuals. Client is responsible for all access and activity conducted either by Client or its Designated Agents using its ID and Password. Client shall immediately notify its Trust Administrative Officer in writing if it believes that the ID or Password has been compromised, that Client suspects unauthorized access to Online Trust Services, or when a designated employee or agent, with a unique ID and Password, is no longer permitted

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access to Online Trust Services. Client assumes all responsibility for any unauthorized use of Online Trust Services by its Designated Agents or unauthorized individuals who access Online Trust Services as a result of any action or inaction on the part of a Designated Agent.

4.     Online Trust Services Availability

LaSalle may discontinue or modify the information available on Online Trust Services at any time without prior notice. LaSalle takes reasonable measures to ensure Online Trust Services is available and operating correctly, however use of Online Trust Services may be restricted or limited without notice.

5.     Online Statements and Records

Client may elect online statement delivery in lieu of or in addition to mailed (paper) account statements. If Client elects, LaSalle will provide account statements and related documentation in an electronic (PDF) form that can be viewed and printed at the discretion of Client or its Designated Agents. Online statement delivery is subject to the following terms, conditions and agreements:

(i)
Client acknowledges and agrees, as a condition of its enrollment in online statement delivery, that, if it elects to receive online statements only, paper statements will no longer be mailed, and agrees that the online statement and all other related online communications will satisfy all of LaSalle's existing legal and contractual obligations to provide statements and reports with respect to Client's accounts;

(ii)
By its election of online statements, Client represents and acknowledges that it has the ability to access, view, and retain copies of the online statements and the related documents, e-mail transmissions and web sites that comprise LaSalle's online statement functionality. Client understands that it is obligated to notify LaSalle to report any problems relating to Client's ability to access its statements and related documents;

(iii)
LaSalle will provide Client with timely e-mail notification of online statement availability to the e-mail address provided, in writing, by Client to LaSalle. The e-mail notice will contain a web link to LaSalle's online trust service page and will be sent from the LaSalle domain name -web.statements@ABNAMRO.com. As a condition of receiving online statements, LaSalle may periodically require Client to update its e-mail address information;

(iv)
Client acknowledges and understands that its election to receive online statements will be effective for all periods following the election on an ongoing basis unless Client cancels or modify its election or is otherwise notified by LaSalle. Client understands that it may, at its sole discretion, turn off online statement delivery at any time by providing notice to your LaSalle account Administrator, in writing. Upon receipt of this written notice, LaSalle will terminate online statements and provide paper statements beginning with Client's next statement cycle;

(v)	Online statements will remain available for a period of up to 24 calendar months from initial posting date which period may be modified at any time by LaSalle at its sole and exclusive discretion.

Depending on the services selected, Online Trust Services can be used to print a statement of transactions for Accounts. These printed statements are not considered official records of LaSalle.

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6.     Disclaimers of Warranty

ONLINE TRUST SERVICES AND ALL INFORMATION, SERVICES, SOFTWARE AND OTHER MATERIALS PROVIDED THROUGH ONLINE TRUST SERVICES ARE PROVIDED "AS IS" WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND. LASALLE AND ITS SUPPLIERS SPECIFICALLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OF INTELLECTUAL PROPERTY, QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

LASALLE DOES NOT GUARANTEE SECURITY OF ONLINE TRUST SERVICES OR PREVENTION FROM LOSS OF, ALTERATION OF, OR IMPROPER ACCESS TO THE ACCOUNT INFORMATION OR DATA. LASALLE MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO OR RESULTING FROM THE USE OF OR INABILITY TO USE ONLINE TRUST SERVICES, MISTAKES, OMISSIONS, SERVICE INTERRUPTIONS, DELETION OF FILES, LOSS OR MODIFICATION OF CONTENT OR DATA, ERRORS, DEFECTS, MISDELIVERIES, DELAYS IN OPERATION OR TRANSMISSION OR ANY FAILURE OF PERFORMANCE, WHETHER OR NOT LIMITED TO CIRCUMSTANCES BEYOND ITS CONTROL, COMMUNICATION FAILURE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO ANY SERVER, RECORDS, PROGRAMS OR SERVICES.

7.     Limitation of Liability

IN NO EVENT WILL LASALLE OR ITS AFFILIATES, SUPPLIERS, CONTRACTORS, SERVICE PROVIDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH ONLINE TRUST SERVICES OR IN CONNECTION WITH THE USE OF OR INABILITY TO USE ONLINE TRUST SERVICES INCLUDING WITHOUT LIMITATION DAMAGES FOR ANY FAILURE OF PERFORMANCE, ERROR, OMISSION, INTERRUPTION, DEFECT, DELAY IN OPERATION OR TRANSMISSION, COMPUTER VIRUS, LINE SYSTEM FAILURE, OR LOSS OR MODIFICATION OF CONTENT OR DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NO THIRD PARTY SHALL HAVE ANY RIGHT OR CLAIM UNDER THIS AGREEMENT.

8.     Privacy

LaSalle will protect the confidentiality of all personally identifiable information that it receives, as provided in LaSalle's Statement of Privacy Principles, as it may be amended.

9.     Termination

Client must promptly notify LaSalle if Client wishes to discontinue use of Online Trust Services or any service that is part of Online Trust Services.

LaSalle may terminate Client access to all or part of Online Trust Services at any time with five days' prior notice. LaSalle may terminate Client access to all or part of Online Trust Services at any time, without prior notice, if Client's Account is closed, Client fails to comply with any of the terms of this Agreement, or, if in LaSalle's sole judgment, Client's use of Online Trust Services presents a security risk.

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10.   Amendments

LaSalle may alter or amend the terms of this Web Site Agreement by sending written notice to Client at Client's address as it appears on our records. Client's use of Online Trust Services after LaSalle sends Client notice of any change or amendment constitutes Client's agreement to the change.

11.   Assignment

LaSalle may assign or delegate its rights and duties under this Web Site Agreement to a parent, affiliate or subsidiary entity or third party at any time without notice to Client. Client's rights under this Agreement may not be assigned without LaS alle's prior written consent.

12.   General

This Agreement shall be governed by Illinois law and is subject to all applicable state and federal laws and regulations. LaSalle may enforce any of its rights under the Agreement even if it chooses not to exercise any right in a particular circumstance. The invalidity of any provision of this Agreement shall not affect other provisions.

All representations regarding liability and warranties, including but not limited to, the Disclaimers of Warranty and Limitation of Liability sections of this Agreement, shall survive termination of the Agreement.

LaSalle Bank National Association	Client

By: /s/ Scott Hagwell	By: /s/ William P. Callan, Jr.

Name:Scott Hagwell	Name: William P. Callan, Jr.
Title: Trust Officer – CDO Trust Services	Title: President, CEO
Date: 04/30/08	Date: April 30,2008

Scott Hagwell
Trust Officer

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